Exhibit 99.1

General Cable Corporation Reports Third Quarter Results and Declares Dividend on Preferred Stock

    HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--Oct. 19, 2004--General Cable Corporation (NYSE:BGC) reported net income after preferred stock dividends for the third quarter ended October 1, 2004 of $5.9 million, which was $0.15 on a diluted per share basis. These results were up from net income of $2.1 million in the third quarter of 2003. Included in the results for the 2004 third quarter were pre-tax charges of $3.6 million associated with the previously announced rationalization of certain of the Company's manufacturing facilities and remediation costs related to a former manufacturing facility. These charges reduced reported earnings per share by $0.07 in the third quarter.
    In accordance with the terms of the Company's 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a preferred stock dividend of approximately $0.72 per share for the three-month period ending November 24, 2004. The dividend is payable on November 24, 2004 to preferred stockholders of record as of October 31, 2004.

    Highlights

    -- Net sales of $489.3 million were up 12% versus metal-adjusted sales in the third quarter of 2003.

    --  Broad based unit growth of 10% year-over-year with North
        America up 8% and the international operations up 14%.

    -- Total debt of $353 million was down $22 million from June 30, 2004.

    -- Working capital turnover of 8.7 times in the third quarter 2004, up 1.6 points from metal-adjusted turns in the third quarter of 2003.

    --  Inventory turnover of 5.9 times in the third quarter 2004, up
        0.7 points from metal-adjusted turns in the third quarter of 2003.

    -- Additional price increases are being implemented in order to offset the strong inflationary pressure on non-metal raw materials used in cable manufacturing driven principally by rapidly rising energy and steel prices.

    -- Earnings forecast for the fourth quarter between $0.10 and $0.13 per share on roughly $450 to $460 million in revenues.

    General Cable will discuss third quarter results on a conference call and Webcast at 8:30 a.m. EDT tomorrow, October 20. Call information is available at www.generalcable.com.
    "Our earnings per share exceeded our earlier guidance as we more quickly recovered some of the inflation driven cost increases," commented Gregory B. Kenny, President and Chief Executive Officer of General Cable. "Additionally, we were able to successfully manage a relatively quick resolution of the strike at our Bonham, Texas manufacturing facility. Sales for the quarter, which where down sequentially due to the seasonality of our business, met our forecast and continued to demonstrate the broad recovery in demand that we have seen beginning late last year."

    Third Quarter Results

    Net sales for the third quarter of 2004 were $489.3 million, an increase of 12% versus metal-adjusted net sales in the 2003 third quarter. The average price per pound of copper and aluminum increased $0.49 and $0.15, respectively, from the third quarter of 2003 to the third quarter of 2004. The 2003 net sales have been increased in this comparison to put them on a consistent metal-adjusted basis with 2004 net sales. Overall net sales for the quarter were positively affected by about 2% as a result of favorable changes in foreign currency exchange rates for the Company's international operations.
    Net sales in the Energy segment increased 11% in the third quarter of 2004 versus metal-adjusted net sales in the third quarter of 2003. North American sales were up due to strong demand from power utilities for primary and secondary distribution cables. International sales were up due to demand for distribution cable, increased wind farm projects and favorable foreign currency exchange rates.
    Net sales in the Industrial & Specialty segment were up 15% versus metal-adjusted net sales in the third quarter of 2003. North America sales increased due to strength in industrial cables utilized in maintenance, repair and plant operations (MRO) and cables utilized primarily in industrial construction. International sales were up due in part to increased sales of higher value flexible zero-halogen cables in Europe and the favorable impact of foreign currency exchange rates.
    Net sales in the Communications segment increased 10% in the third quarter of 2004 versus metal-adjusted net sales in the same quarter of 2003. North America and international sales increased due to growth in all parts of the business, including LAN cables, Telephone Exchange cables and Electronic cables.
    Selling, general and administrative expenses were $39.1 million in the third quarter of 2004, up from $31.9 million in the third quarter of 2003. The increase in SG&A was due in part to increased variable selling expenses from higher sales volumes, changes in foreign currency exchange rates, and a change in the reporting of the results of the Company's fiber optics joint venture. Beginning in the first quarter of this year, the Company consolidated the results of its NextGen joint venture, which had previously been accounted for on an equity basis. Additionally, SG&A in the third quarter of 2004 included $0.3 million of charges related to the rationalization of certain of the Company's manufacturing facilities, $1.1 million of costs related to the Company's Sarbanes-Oxley compliance activities and $1.5 million of charges related to remediation costs associated with a property that was divested by the Company in 1971. As a result of these items, reported SG&A was 8.0% of net sales in the third quarter of 2004, up from 7.3% of metal-adjusted net sales in the third quarter of 2003.
    The third quarter 2004 operating income of $19.7 million was up from $13.5 million in the third quarter of 2003. The results in 2004 include $2.1 million of pre-tax charges related to the rationalization of certain manufacturing facilities and $1.5 million of charges related to remediation costs. The 2003 results included a $0.6 million pre-tax charge for severance related to the Company's cost cutting efforts in Europe. Operating income for the third quarter of 2004 benefited from the increased sales volume, absorption from a slight increase in inventory and lower manufacturing costs as a result of the Company's Lean initiatives, as well as changes in foreign currency exchange rates.
    Net interest expense was $9.0 million for the third quarter of 2004, down $1.3 million from the same period in 2003 as a result of the Company's refinancing in the fourth quarter of 2003. During the quarter, the Company also accrued approximately $1.5 million in dividends on its preferred stock.
    The Company's effective tax rate for the third quarter of 2004 was approximately 30.8%.

    Nine Month Results

    Net income applicable to common shareholders for the nine months of 2004 was $6.2 million, or $0.16 per diluted share. These results include $6.4 million of pre-tax charges relating to the rationalization of certain manufacturing facilities, a $1.5 million pre-tax charge for remediation costs and $0.9 million of pre-tax losses resulting from unfavorable foreign currency transactions. These costs reduced reported earnings per share by $0.16 for the first nine months of the year.
    Net sales for the first nine months of 2004 were $1,485.4 million, up 15% versus metal-adjusted net sales for the same period in 2003. Contributing to this increase was a 13% increase in Energy cables, where North American sales increased due to demand from power utilities for distribution cable and international sales, which were up as well, driven largely by foreign currency exchange rate changes. Industrial & Specialty cables were up 21%, with North America up due to a broad based improvement in all business units and international activity, where sales were up driven by strength in zero halogen cable sales in Europe and favorable foreign currency exchange rate changes. Communications cables revenue increased 9% year-over-year due to improving conditions in North America and Europe.
    Selling, general and administrative expenses were $115.9 million in the first nine months of 2004, up from $93.6 million for the same period in 2003. The increase in SG&A was due in part to increased variable selling expenses related to higher sales volumes, changes in foreign currency exchange rates, and a change in the reporting of the results of the Company's fiber optics joint venture. Additionally, SG&A in 2004 includes $0.7 million of charges related to the rationalization of certain of the Company's manufacturing facilities, $1.9 million for the Company's Sarbanes-Oxley compliance activities and $1.5 million of remediation costs. As a result of these items, reported SG&A was 7.8% of net sales in the first nine months of 2004, up from 7.2% of metal-adjusted net sales in the first nine months of 2003.

    Management Comments

    "We continue to face inflationary pressure on all raw material costs. Additionally, after a quarter of relatively stable metal prices (with copper averaging about $1.30 per pound), we have again experienced significant volatility in the cost of copper. Copper cost recently climbed to about $1.47 per pound and then dropped by $0.16 per pound in one day," commented Kenny. "To deal with extreme cost volatility in metals as well as all the other primary components of cable, we are now greatly expanding the use of material cost recovery mechanisms for our contract customers. At the same time, we are implementing price increases for all products sold into the spot (distribution) market in the U.S. and Canada."
    "We are estimating that sales unit volume, as measured in metal pounds sold, should be up slightly compared to the fourth quarter of 2003 (but flat on an adjusted revenue basis as we continue to chase inflation) and down seasonally approximately 5% on a sequential basis," said Kenny. "With the expectation that copper will average in the $1.30 per pound range, diluted earnings per share, excluding charges related to the rationalization of certain of our manufacturing facilities, should be in the $0.10 to $0.13 range."

    General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. The Company offers competitive strengths in such areas as breadth of product line, brand recognition, distribution and logistics, sales and service and operating efficiency.
    Energy cables include low-, medium- and high-voltage power distribution and power transmission products. The Industrial and Specialty segment is comprised of application-specific cables for uses such as electrical power generation (traditional fuels, alternative and renewable sources, and distributed generation), the oil, gas and petrochemical industries, mining, industrial automation, marine, military and aerospace applications, power applications in the telecommunications industry, and other key industrial segments. Communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. Visit our website at www.GeneralCable.com.

    Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company's or management's beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer or distributor purchasing patterns in our business segments; the Company's ability to increase manufacturing capacity and productivity; the financial impact of any future plant closures; the Company's ability to successfully complete and integrate acquisitions and divestitures; the Company's ability to negotiate extensions of labor agreements on acceptable terms; the Company's ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the Company's ability to pay dividends on its preferred stock; the impact of unexpected future judgments or settlements of claims and litigation; the Company's ability to achieve target returns on investments in its defined benefit plans; the Company's ability to avoid limitations on utilization of net losses for income tax purposes; the cost of raw materials, including copper and aluminum; the Company's ability to increase its selling prices during periods of increasing raw material costs; the impact of foreign currency fluctuations; the impact of technological changes; and other factors which are discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004, as well as periodic reports filed with the Commission.




                           TABLES TO FOLLOW


              General Cable Corporation and Subsidiaries
                 Consolidated Statements of Operations
                 (in millions, except per share data)
                              (unaudited)

                                  ---------------- -------------------
                                    Fiscal Three      Fiscal Nine
                                    Months Ended      Months Ended
                                  ---------------- -------------------
                                  Oct. 1, Sept. 30, Oct. 1,  Sept. 30,
                                   2004     2003     2004      2003
                                  ------- -------- --------- ---------
Net sales                         $489.3   $382.5  $1,485.4  $1,133.1
Cost of sales                      430.5    337.1   1,326.0     998.7
                                  ------- -------- --------- ---------
Gross profit                        58.8     45.4     159.4     134.4

Selling, general and
 administrative expenses            39.1     31.9     115.9      93.6
                                  ------- -------- --------- ---------
Operating income                    19.7     13.5      43.5      40.8
Other expense                          -        -      (0.9)        -
Interest income (expense):
         Interest expense           (9.1)   (10.4)    (27.6)    (33.1)
         Interest income             0.1      0.1       0.3       0.3
                                  ------- -------- --------- ---------
                                    (9.0)   (10.3)    (27.3)    (32.8)
                                  ------- -------- --------- ---------

Earnings before income taxes        10.7      3.2      15.3       8.0
Income tax provision                (3.3)    (1.1)     (4.6)     (2.8)
                                  ------- -------- --------- ---------

Net income                           7.4      2.1      10.7       5.2
Less: preferred stock dividends     (1.5)       -      (4.5)        -
                                  ------- -------- --------- ---------
Net income applicable to common
 shareholders                       $5.9     $2.1      $6.2      $5.2
                                  ------- -------- --------- ---------
                                  ------- -------- --------- ---------

Earnings per share
---------------------------------
Earnings per common share          $0.15    $0.06     $0.16     $0.16
                                  ------- -------- --------- ---------
                                  ------- -------- --------- ---------
Weighted average common shares      39.3     33.1      39.2      33.1
                                  ------- -------- --------- ---------
                                  ------- -------- --------- ---------
Earnings per common share-
 assuming dilution                 $0.15    $0.06     $0.16     $0.16
                                  ------- -------- --------- ---------
                                  ------- -------- --------- ---------
Weighted average common shares-
 assuming dilution                  40.0     33.6      39.9      33.4
                                  ------- -------- --------- ---------
                                  ------- -------- --------- ---------


              General Cable Corporation and Subsidiaries
                 Consolidated Statements of Operations
                          Segment Information
                             (in millions)
                              (unaudited)

                                  ---------------- -------------------
                                    Fiscal Three       Fiscal Nine
                                    Months Ended       Months Ended
                                  ---------------- -------------------
                                  Oct. 1, Sept. 30, Oct. 1,  Sept. 30,
                                   2004     2003     2004      2003
                                  ------- -------- --------- ---------
Revenues (as reported)
---------------------------------
    Energy Segment                $169.3   $138.2    $520.4    $413.5
    Industrial & Specialty
     Segment                       174.5    128.5     561.6     395.1
    Communications Segment         145.5    115.8     403.4     324.5
                                  ------- -------- --------- ---------
                        Total     $489.3   $382.5  $1,485.4  $1,133.1
                                  ------- -------- --------- ---------
                                  ------- -------- --------- ---------

Revenues (metal adjusted)
---------------------------------
    Energy Segment                $169.3   $153.1    $520.4    $458.8
    Industrial & Specialty
     Segment                       174.5    151.8     561.6     465.7
    Communications Segment         145.5    131.8     403.4     369.1
                                  ------- -------- --------- ---------
                        Total     $489.3   $436.7  $1,485.4  $1,293.6
                                  ------- -------- --------- ---------
                                  ------- -------- --------- ---------

Metal Pounds Sold
---------------------------------
    Energy Segment                  62.1     61.5     208.4     192.1
    Industrial & Specialty
     Segment                        53.8     47.4     178.4     145.7
    Communications Segment          39.7     32.8     110.2      92.1
                                  ------- -------- --------- ---------
                        Total      155.6    141.7     497.0     429.9
                                  ------- -------- --------- ---------
                                  ------- -------- --------- ---------

Operating Profit (Loss)
---------------------------------
    Energy Segment                 $10.8    $11.6     $28.2     $29.4
    Industrial & Specialty
     Segment                         8.7      0.7      18.2       7.8
    Communications Segment           3.8      1.8       5.0       5.3
                                  ------- -------- --------- ---------
                     Subtotal       23.3     14.1      51.4      42.5
   Corporate                        (3.6)    (0.6)     (7.9)     (1.7)
                                  ------- -------- --------- ---------
                        Total      $19.7    $13.5     $43.5     $40.8
                                  ------- -------- --------- ---------
                                  ------- -------- --------- ---------

Return on Metal Adjusted Sales
---------------------------------
    Energy Segment                   6.4%     7.6%      5.4%      6.4%
    Industrial & Specialty
     Segment                         5.0%     0.5%      3.2%      1.7%
    Communications Segment           2.6%     1.4%      1.2%      1.4%
                                  ------- -------- --------- ---------
                        Total        4.0%     3.1%      2.9%      3.2%
                                  ------- -------- --------- ---------
                                  ------- -------- --------- ---------

Capital Expenditures
---------------------------------
    Energy Segment                  $2.4     $1.3      $9.6      $3.8
    Industrial & Specialty
     Segment                         3.4      1.9       9.8       5.5
    Communications Segment           1.5      0.7       4.6       2.5
                                  ------- -------- --------- ---------
                        Total       $7.3     $3.9     $24.0     $11.8
                                  ------- -------- --------- ---------
                                  ------- -------- --------- ---------

Depreciation & Amortization
---------------------------------
    Energy Segment                  $0.8     $0.9      $4.6      $3.9
    Industrial & Specialty
     Segment                         2.0      2.0       7.1       7.5
    Communications Segment           4.1      4.0      12.8      11.8
                                  ------- -------- --------- ---------
                     Subtotal        6.9      6.9      24.5      23.2
   Corporate(1)                      0.4        -       2.7         -
                                  ------- -------- --------- ---------
                        Total       $7.3     $6.9     $27.2     $23.2
                                  ------- -------- --------- ---------
                                  ------- -------- --------- ---------

(1) Relates to the rationalization of certain Industrial plant locations.


              GENERAL CABLE CORPORATION AND SUBSIDIARIES
                      Consolidated Balance Sheets
                   (in millions, except share data)

ASSETS                                            Oct. 1,   Dec. 31,
------                                             2004       2003
                                                ---------- ----------
Current Assets:                                 (unaudited)
 Cash                                                $31.7     $25.1
 Receivables, net of allowances of $16.8 million
  at October 1, 2004 and $15.6 million
  at December 31, 2003                               363.6     268.9
 Inventories                                         273.8     256.7
 Deferred income taxes                                13.5      13.5
 Prepaid expenses and other                           26.4      24.9
                                                ---------- ----------
     Total current assets                            709.0     589.1
Property, plant and equipment, net                   334.2     333.3
Deferred income taxes                                 95.7      76.5
Other non-current assets                              48.2      50.6
                                                ---------- ----------
     Total assets                                 $1,187.1  $1,049.5
                                                ---------- ----------
                                                ---------- ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------
Current Liabilities:
 Accounts payable                                   $332.9    $250.6
 Accrued liabilities                                 127.8      99.6
 Current portion of long-term debt                     1.5       2.3
                                                ---------- ----------
     Total current liabilities                       462.2     352.5
Long-term debt                                       351.7     338.1
Deferred income taxes                                 19.1       9.6
Other liabilities                                    104.3     109.2
                                                ---------- ----------
     Total liabilities                               937.3     809.4
                                                ---------- ----------
Shareholders' Equity:
 Redeemable convertible preferred stock,
   2,070,000 shares at redemption value
   (liquidation preference of $50.00 per
    share)                                           103.5     103.5
 Common stock, $0.01 par value,
   issued and outstanding shares:
    October 1, 2004 - 39,246,059 (net of
     4,885,823 treasury shares)
    December 31, 2003 -  38,908,512 (net of
     4,828,225 treasury shares)                        0.4       0.4
 Additional paid-in capital                          143.3     140.8
 Treasury stock                                      (51.0)    (50.4)
 Retained earnings                                    60.7      54.5
 Accumulated other comprehensive loss                 (2.5)     (5.5)
 Other shareholders' equity                           (4.6)     (3.2)
                                                ---------- ----------
     Total shareholders' equity                      249.8     240.1
                                                ---------- ----------
     Total liabilities and shareholders' equity   $1,187.1  $1,049.5
                                                ---------- ----------
                                                ---------- ----------


    CONTACT: General Cable Corporation
             Investor Relations
             Paul M. Montgomery, 859-572-8684